Exhibit 99.1

NEWS RELEASE

ICF Reports First Quarter 2022 Results

First Quarter Highlights:

•	Total Revenue Was $413 Million and Service Revenue¹ Was $305 Million, Both Up 9%
•	Diluted EPS Was $0.94 Inclusive of $0.12 in Tax-Effected Facility-Related and M&A Charges; Non-GAAP EPS¹ Was $1.31, Up 16%
•	Adjusted EBITDA¹ Was $42.3M, Up 12%; Adjusted EBITDA Margin on Service Revenue¹ Was 13.9%
•	Contract Awards Were $361 Million; TTM Contract Awards Were $2.0 Billion for a Book-to-Bill Ratio of 1.27

Re-affirms Full Year 2022 Guidance for Double-Digit Revenue Growth and Strong Margin Performance

Record Business Development Pipeline of $7.9 Billion at Quarter-End Supports Multi-Year Growth Outlook

FOR IMMEDIATE RELEASE

Investor Contacts:

Lynn Morgen, ADVISIRY PARTNERS, lynn.morgen@advisiry.com +1.212.750.5800

David Gold, ADVISIRY PARTNERS, david.gold@advisiry.com +1.212.750.5800

Company Information Contact:

Lauren Dyke, ICF, lauren.dyke@ICF.com +1.571.373.5577

FAIRFAX, Va. (May 4, 2022) — ICF (NASDAQ:ICFI), a global consulting and digital services provider, reported results for the first quarter ended March 31, 2022.

Commenting on the results, John Wasson, chair and chief executive officer, said, “We continued to execute effectively in the first quarter, building upon our positioning in high-growth areas through organic growth and acquisitions, and leveraging our capabilities to expand our addressable market. Year-on-year growth was led by our government client category, in which revenue from federal and state and local government clients increased 25% and 14%, respectively. This growth reflected particularly strong performance in the areas of IT modernization/digital transformation, public health and disaster management.

“Several factors contributed to our 13.9% adjusted EBITDA margin on service revenue, which expanded 40 basis points year-on-year, including revenue mix, high utilization levels and our increased scale. Additionally, profitability benefitted from past actions to consolidate ICF’s real estate footprint and increase operating efficiencies. As a result, we were able to achieve significant margin expansion, while continuing to invest in people, technology and strategic initiatives to support future growth.

“Most of our first quarter contract awards represented new business wins at federal government and commercial energy clients, where ICF offers a unique combination of deep domain expertise together with increasing cross-cutting implementation capabilities. The substantial growth in our business development pipeline to $7.9 billion at the end of the first quarter is indicative of our expanded addressable market and the alignment of ICF’s qualifications with dynamic long-term growth trends in our markets.”

First Quarter 2022 Results

First quarter 2022 total revenue increased 9.2% to $413.5 million from $378.5 million in the first quarter of 2021. Service revenue was $304.6 million, up 8.9% year-over-year from $279.6 million. Net income totaled $17.9 million and diluted EPS was $0.94 per share in the 2022 first quarter, inclusive of $4.4 million, or $0.17 of tax-effected special charges, of which $0.12 represented M&A and previously disclosed facility-related charges. This compares to $18.4 million and $0.96 per share last year, inclusive of $0.05 of tax-effected special charges primarily related to facility closure and severance costs.

Non-GAAP EPS increased 15.9% to $1.31 per share from the $1.13 per share reported in the first quarter of 2021. EBITDA¹ was $37.9 million compared to $36.4 million a year ago. Adjusted EBITDA increased 12.1% to $42.3 million, from $37.7 million in the first quarter of 2021. Adjusted EBITDA margin on service revenue was 13.9%, compared to 13.5% reported in the year-ago quarter.

Backlog and New Business Awards

Total backlog was $3.2 billion at the end of the first quarter of 2022. Funded backlog was $1.6 billion, or approximately 50% of the total backlog. The total value of contracts awarded in the 2022 first quarter was $361 million, and trailing-twelve-month contract awards totaled $2.0 billion for a book-to-bill ratio of 1.27.

Government Revenue First Quarter 2022 Highlights

Revenue from government clients was $311.9 million, up 15.7% year-over-year

•

U.S. federal government revenue was $220.3 million, 25.2% above the $176.0 million reported in the year-ago quarter. Federal government revenue accounted for 53% of total revenue, compared to 46% of total revenue in the first quarter of 2021.

•

U.S. state and local government revenue increased 14.0% to $64.8 million, from $56.9 million in the year-ago quarter. State and local government clients represented 16% of total revenue, compared to 15% in the first quarter of 2021.

•

International government revenue was $26.7 million, compared to $36.7 million in the year-ago quarter, reflecting the wind-down of a short-term project with significant pass-through revenue that we highlighted throughout 2021. Excluding that contract, revenues were similar to year-ago first quarter levels. International government revenue represented 6% of total revenue, compared to 10% in the first quarter of 2021.

Key Government Contracts Awarded in the First Quarter 2022

ICF was awarded more than 100 U.S. federal contracts and task orders and more than 200 additional contracts from U.S. state and local and international governments with an aggregate value of over $180 million. Notable awards won in the first quarter 2022 included:

Digital Modernization

•

A contract modification with a value of $9.9 million with the U.S. Department of Health and Human Services National Cancer Institute (NCI) to provide platform development services and support NCI’s digital service center.

•	A contract modification with a value of $8.7 million with a U.S. federal government department to maintain a grants management system to support implementation of the CARES Act.
•	A contract modification with a value of $6.7 million with an Office of the Inspector General for a large U.S. federal government department to continue to provide platform development services.
•	A new contract with a value of $6.2 million with a U.S. federal government department to modernize and consolidate a suite of legacy systems for case analysis management.

Transportation, Energy and Environment

•

A recompete blanket purchase agreement with a ceiling of $94.0 million with the U.S. Federal Highway Administration’s Office of Operations to provide technical support services to help create the next generation of multimodal transportation management systems.

•	A recompete contract with a value of $5.0 million with the Maryland Department of Transportation Office of Environment to provide environmental consultant services.

Public Health

A subcontract ceiling increase with a value of $11.4 million to continue providing survey and evaluation services for the U.S. Agency for International Development’s MEASURE Evaluation Phase IV.

Training and Technical Assistance

•	A sole-source recompete contract with a value of $6.5 million with the U.S. Department of Justice to support the Office for Victims of Crime Training and Technical Assistance Center.
•	A task order with a value of $6.4 million under a subcontract to provide medical modeling simulation and training to the U.S. Air Force.

Commercial Revenue First Quarter 2022 Highlights

Commercial revenue was $101.6 million, compared to $108.9 million in the year-ago quarter.

•	Commercial revenue accounted for 25% of total revenue compared to 29% of total revenue in the 2021 first quarter.
•	This variance was primarily driven by commercial marketing services which remained below pre-pandemic levels.
•	Energy markets revenue declined modestly due to the timing of environment and infrastructure projects, after increasing 12% in the first quarter of 2021.
•	Energy markets represented 60% of commercial revenue. Marketing services accounted for 29% of commercial revenue.

Key Commercial Contracts Awarded in the First Quarter 2022

ICF was awarded commercial projects during the quarter with an aggregate value of approximately $180 million. Notable awards won in the first quarter 2022 included:

Energy Markets

•	A multimillion-dollar recompete contract with Public Service Company of Oklahoma to manage and implement the majority of its commercial and residential energy efficiency portfolios.
•	Multiple subcontract modifications to provide energy efficiency program implementation services for a Midwestern U.S. utility.
•	A new multimillion-dollar subcontract to implement an energy efficient retail products program for a large Midwestern U.S. electric utility.
•	A subcontract modification to continue to manage implementation of a residential energy efficiency portfolio for a Midwestern U.S. statewide energy efficiency and renewable resource program.

Marketing Services and Other

•	A new multimillion-dollar contract with a mid-Atlantic U.S. energy company to serve as agency of record, providing marketing and advertisement services to each of its operating utilities.
•

A contract modification to continue providing broad-based corporate communications support, including internal communications, social media, media relations, employee events and meetings, metrics and branding, to a U.S. pharmaceutical company.

•	A contract modification with a European low-cost carrier to provide operational transformation services and help the airline strengthen its maintenance processes and procedures.

Dividend Declaration

On May 4, 2022, ICF declared a quarterly cash dividend of $0.14 per share, payable on July 14, 2022, to shareholders of record on June 10, 2022.

Summary and Outlook

“First quarter results represented a very positive start to the year and support our expectations for double-digit revenue growth and strong margin performance in full year 2022.

“We are pleased to re-affirm our guidance for service revenue of $1.225 billion to $1.275 billion, implying total revenue of $1.7 billion to $1.76 billion, EBITDA of between $160 million and $172 million and adjusted EBITDA of $168 million to $180 million, equivalent to an adjusted EBITDA margin on service revenue of 13.9% at the midpoints of the ranges. The difference between EBITDA and adjusted EBITDA guidance is primarily due to the add-back of a non-cash rent expense of approximately $8 million associated with our new Reston, Virginia, headquarters. GAAP EPS is projected at $4.15 to $4.45 exclusive of special charges, and non-GAAP EPS is expected to range from $5.15 to $5.45, representing increases of 16% and 10% at the mid-point, respectively, over 2021. Operating cash flow is expected to be approximately $130 million in 2022.

“We continue to expand our capabilities, backlog and pipeline in the key growth areas of IT modernization/digital transformation, public health, disaster management and utility consulting, as well as climate, environment and infrastructure, where we see strong, sustained demand, and which we expect to progressively increase as a percentage of ICF’s service revenue over the next several years. In addition to representing growth catalysts for ICF, our work in these areas enables ICF to make a positive impact on society, which is the key element of our corporate purpose. Our ability to attract and retain professionals who are engaged in helping clients address many of the most challenging issues of the day has been critical to our success to date. As we build out our growth platform, ICF remains committed to providing a collaborative working environment and maintaining the collegial, entrepreneurial culture for which we are known,” Mr. Wasson concluded.

1 Non-GAAP EPS, Service Revenue, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted EBITDA Margin on Service Revenue are non-GAAP measurements. A reconciliation of all non-GAAP measurements to the most applicable GAAP number is set forth below. Special charges are items that were included within our consolidated statements of comprehensive income but are not indicative of ongoing performance and have been presented net of applicable U.S. GAAP taxes. The presentation of non-GAAP measurements may not be comparable to other similarly titled measures used by other companies.

###

About ICF

ICF (NASDAQ:ICFI) is a global consulting services company with approximately 8,000 full- and part-time employees, but we are not your typical consultants. At ICF, business analysts and policy specialists work together with digital strategists, data scientists and creatives. We combine unmatched industry expertise with cutting-edge engagement capabilities to help organizations solve their most complex challenges. Since 1969, public and private sector clients have worked with ICF to navigate change and shape the future. Learn more at icf.com.

Caution Concerning Forward-looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; our ability to acquire and successfully integrate businesses; and the effects of the novel coronavirus disease (COVID-19) and related federal, state and local government actions and reactions on the health of our staff and that of our clients, the continuity of our and our clients' operations, our results of operations and our outlook. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements that are included in the "Risk Factors" section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.

ICF International, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(Unaudited)

	Three Months Ended
	March 31,
(in thousands, except per share amounts)	2022	2021
Revenue	$413,468	$378,478
Direct costs	258,158	232,082
Operating costs and expenses:
Indirect and selling expenses	117,452	109,982
Depreciation and amortization	4,838	5,270
Amortization of intangible assets	5,317	3,015
Total operating costs and expenses	127,607	118,267

Operating income	27,703	28,129
Interest expense	(2,697)	(2,683)
Other expense	(369)	(417)
Income before income taxes	24,637	25,029
Provision for income taxes	6,775	6,678
Net income	$17,862	$18,351

Earnings per Share:
Basic	$0.95	$0.97
Diluted	$0.94	$0.96

Weighted-average Shares:
Basic	18,795	18,885
Diluted	19,012	19,118

Cash dividends declared per common share	$0.14	$0.14

Other comprehensive income, net of tax	2,659	2,780
Comprehensive income, net of tax	$20,521	$21,131

ICF International, Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures(2)

(Unaudited)

	Three Months Ended
	March 31,
(in thousands, except per share amounts)	2022	2021
Reconciliation of Service Revenue
Revenue	$413,468	$378,478
Subcontractor and other direct costs (3)	(108,898)	(98,911)
Service revenue	$304,570	$279,567

Reconciliation of EBITDA and Adjusted EBITDA
Net income	$17,862	$18,351
Other expense	369	417
Interest expense	2,697	2,683
Provision for income taxes	6,775	6,678
Depreciation and amortization	10,155	8,285
EBITDA	37,858	36,414
Adjustment related to impairment of long-lived assets (4)	—	303
Special charges related to acquisitions (5)	1,319	95
Special charges related to severance for staff realignment (6)	1,226	491
Special charges related to facilities consolidations and office closures (7)	—	200
Special charges related to the transfer to our new corporate headquarters (8)	1,882	—
Special charges related to retirement of Executive Chair (9)	—	224
Total special charges	4,427	1,313
Adjusted EBITDA	$42,285	$37,727

EBITDA Margin Percent on Revenue (10)	9.2%	9.6%
EBITDA Margin Percent on Service Revenue (10)	12.4%	13.0%
Adjusted EBITDA Margin Percent on Revenue (10)	10.2%	10.0%
Adjusted EBITDA Margin Percent on Service Revenue (10)	13.9%	13.5%

Reconciliation of Non-GAAP Diluted EPS
Diluted EPS	$0.94	$0.96
Adjustment related to impairment of long-lived assets	—	0.02
Special charges related to acquisitions	0.07	—
Special charges related to severance for staff realignment	0.06	0.03
Special charges related to facilities consolidations and office closures	—	0.01
Special charges related to the transfer to our new corporate headquarters	0.10	—
Special charges related to retirement of Executive Chair	—	0.01
Amortization of intangibles	0.28	0.16
Income tax effects on amortization, special charges, and adjustments (11)	(0.14)	(0.06)
Non-GAAP EPS	$1.31	$1.13

(2) These tables provide reconciliations of non-GAAP financial measures to the most applicable GAAP numbers. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Other companies may define similarly titled non-GAAP measures differently and, accordingly, care should be exercised in understanding how we define these measures.

(3) Subcontractor and other direct costs is direct costs excluding direct labor and fringe costs.

(4) Adjustment related to impairment of long-lived assets: We recognized impairment expense of $0.3 million in the first quarter of 2021 related to impairment of a right-of-use lease asset.

(5) Special charges related to acquisitions: These costs consist primarily of consultants and other outside third-party costs and integration costs associated with our acquisitions and/or potential acquisitions.

(6) Special charges related to severance for staff realignment: These costs are mainly due to involuntary employee termination benefits for our officers, groups of employees who have been notified that they will be terminated as part of a consolidation or reorganization or, to the extent that the costs are not included in the previous two categories, involuntary employee termination benefits for employees who have been terminated as a result of COVID-19.

(7) Special charges related to facilities consolidations and office closures:  These costs are exit costs or gains associated with office lease contraction, terminated office leases, or full office closures. The exit costs include charges incurred under a contractual obligation that existed as of the date of the accrual and for which we will continue to pay until the contractual obligation is satisfied but with no economic benefit to us.

(8) Special charges related to the transfer to our new corporate headquarters:  These costs are additional rent as a result of us taking possession of our new corporate headquarters in Reston, Virginia, during the fourth quarter of 2021 while maintaining our current headquarters in Fairfax, Virginia.  We intend to complete the transition to our new corporate headquarters by the end of 2022 when our Fairfax lease ends.

(9) Special charges related to retirement of the former Executive Chair: Our former Executive Chair retired effective December 31, 2020.  These costs relate to unvested equity awards that, as a result of his employment agreement, the departing officer was able to maintain certain equity awards beyond the date of employment.

(10) EBITDA Margin Percent and Adjusted EBITDA Margin Percent were calculated by dividing the non-GAAP measure by the corresponding revenue.

(11) Income tax effects were calculated using an effective U.S. GAAP tax rate of 27.5% and 26.7% for the three months ended March 31, 2022 and 2021.

ICF International, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(in thousands, except share and per share amounts)	March 31, 2022	December 31, 2021
ASSETS
Current Assets:
Cash and cash equivalents	$7,392	$8,254
Restricted cash - current	1,681	12,179
Contract receivables, net	205,827	237,684
Contract assets	189,147	137,867
Prepaid expenses and other assets	41,176	42,354
Income tax receivable	8,288	10,825
Total Current Assets	453,511	449,163
Property and Equipment, net	62,886	52,053
Other Assets:
Goodwill	1,045,503	1,046,760
Other intangible assets, net	74,274	79,645
Operating lease - right-of-use assets	172,133	177,417
Other assets	49,416	44,496
Total Assets	$1,857,723	$1,849,534

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current portion of long-term debt	$10,000	$10,000
Accounts payable	95,706	105,652
Contract liabilities	31,491	39,665
Operating lease liabilities - current	30,530	34,901
Accrued salaries and benefits	94,931	85,517
Accrued subcontractors and other direct costs	40,165	39,400
Accrued expenses and other current liabilities	41,388	61,496
Total Current Liabilities	344,211	376,631
Long-term Liabilities:
Long-term debt	449,776	411,605
Operating lease liabilities - non-current	189,857	191,805
Deferred income taxes	47,684	41,913
Other long-term liabilities	22,893	24,110
Total Liabilities	1,054,421	1,046,064

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock, par value $.001; 5,000,000 shares authorized; none issued	—	—
Common stock, par value $.001; 70,000,000 shares authorized; 23,679,411 and 23,535,671 shares issued at March 31, 2022 and December 31, 2021, respectively; 18,793,455 and 18,876,490 shares outstanding at March 31, 2022 and December 31, 2021, respectively	23	23
Additional paid-in capital	388,639	384,984
Retained earnings	664,532	649,298
Treasury stock, 4,885,956 and 4,659,181 shares at March 31, 2022 and December 31, 2021, respectively	(241,516)	(219,800)
Accumulated other comprehensive loss	(8,376)	(11,035)
Total Stockholders’ Equity	803,302	803,470
Total Liabilities and Stockholders’ Equity	$1,857,723	$1,849,534

ICF International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended
	March 31,
(in thousands)	2022	2021
Cash Flows from Operating Activities
Net income	$17,862	$18,351
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
(Recovery of) provision for credit losses	(170)	5,334
Deferred income taxes	4,505	1,838
Non-cash equity compensation	3,563	3,275
Depreciation and amortization	10,154	8,285
Facilities consolidation reserve	(78)	(75)
Amortization of debt issuance costs	154	155
Impairment of long-lived assets	—	303
Other adjustments, net	353	457
Changes in operating assets and liabilities, net of the effect of acquisitions:
Net contract assets and liabilities	(59,689)	(19,750)
Contract receivables	31,473	2,531
Prepaid expenses and other assets	(11,708)	2,016
Operating lease assets and liabilities, net	(532)	(1,143)
Accounts payable	(9,815)	(354)
Accrued salaries and benefits	9,513	4,715
Accrued subcontractors and other direct costs	1,078	(33,466)
Accrued expenses and other current liabilities	(6,883)	8,303
Income tax receivable and payable	2,621	3,924
Other liabilities	544	262
Net Cash (Used in) Provided by Operating Activities	(7,055)	4,961

Cash Flows from Investing Activities
Capital expenditures for property and equipment and capitalized software	(6,454)	(3,595)

Cash Flows from Financing Activities
Advances from working capital facilities	329,690	185,755
Payments on working capital facilities	(291,662)	(174,674)
Receipt of restricted contract funds	4,301	451
Payment of restricted contract funds	(14,714)	(27,081)
Proceeds from exercise of options	92	2,702
Dividends paid	(2,644)	(2,642)
Net payments for stock issuances and buybacks	(22,268)	(17,104)
Payments on business acquisition liabilities	(121)	(682)
Net Cash Provided by (Used in) Financing Activities	2,674	(33,275)
Effect of Exchange Rate Changes on Cash, Cash Equivalents, and Restricted Cash	(525)	745

Decrease in Cash, Cash Equivalents, and Restricted Cash	(11,360)	(31,164)
Cash, Cash Equivalents, and Restricted Cash, Beginning of Period	20,433	81,987
Cash, Cash Equivalents, and Restricted Cash, End of Period	$9,073	$50,823

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Interest	$2,760	$2,637
Income taxes	$949	$961
Non-cash investing and financing transactions:
Tenant improvements funded by lessor	$10,843	$—

ICF International, Inc. and Subsidiaries

Supplemental Schedule(12)

Revenue by client markets	Three Months Ended
	March 31,
	2022	2021
Energy, environment, and infrastructure	38%	43%
Health, education, and social programs	50%	42%
Safety and security	7%	8%
Consumer and financial	5%	7%
Total	100%	100%

Revenue by client type	Three Months Ended
	March 31,
	2022	2021
U.S. federal government	53%	46%
U.S. state and local government	16%	15%
International government	6%	10%
Total Government	75%	71%
Commercial	25%	29%
Total	100%	100%

Revenue by contract mix	Three Months Ended
	March 31,
	2022	2021
Time-and-materials	40%	42%
Fixed price	44%	39%
Cost-based	16%	19%
Total	100%	100%

(12) As is shown in the supplemental schedule, we track revenue by key metrics that provide useful information about the nature of our operations. Client markets provide insight into the breadth of our expertise.  Client type is an indicator of the diversity of our client base.  Revenue by contract mix provides insight in terms of the degree of performance risk that we have assumed.